Exhibit 99.2
Encore Capital Group Announces CFO Transition: Tomas Hernanz to Assume Role in 2025 Upon Jonathan Clark’s Retirement
San Diego, CA – August 7, 2024 - Encore Capital Group, Inc. (NASDAQ: ECPG), a leading international specialty finance company, today announced that Jonathan C. Clark, Executive Vice President and Chief Financial Officer, will retire at the end of March 2025. Clark has been with the company since 2014 and has been instrumental in shaping Encore’s financial strategy and performance during his time with the organization.
Tomas Hernanz, the current CFO of Cabot Credit Management (a subsidiary of Encore Capital Group), will succeed Clark as CFO next April. Hernanz brings extensive experience in financial management and has been a key contributor to Encore’s success since joining in 2016. In his current and previous roles with the organization, Hernanz has worked closely with Clark and senior leadership to implement Encore’s global funding structure in 2020, implement new asset-backed financing facilities, and issue corporate bonds in various global markets. Prior to joining the organization, Hernanz served in senior investment and financial roles with several global firms, including Goldman Sachs and Citigroup.
“Jonathan has been an invaluable member of our leadership team, and we extend our heartfelt gratitude for his dedicated service to Encore and its investors, consumers and colleagues for more than a decade,” said Ashish Masih, President and CEO of Encore Capital Group. “So much of what makes Encore a respected industry leader today has been directly influenced by Jonathan’s vision and guidance. I wish him the very best in his well-deserved retirement.”
“I am confident that Tomas Hernanz, with his proven track record and substantial industry knowledge, will seamlessly transition into the Encore CFO role and continue to drive our disciplined strategy and financial excellence,” Masih added. “His deep understanding of and considerable relationships across U.S., U.K. and European financial markets have been and continue to be great assets, and I look forward to working with Tomas more closely in his new role.”
Together, Clark and Hernanz will begin an orderly transition period until Clark’s retirement next March. Hernanz will join Encore’s Executive Leadership Team and will relocate from London to Encore’s headquarters in San Diego.
About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its businesses around the globe, Encore purchases or services portfolios of receivables from major banks, credit unions and utility providers.
Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Calif., Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at https://www.encorecapital.com.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.